Proxy Statement Pursuant to Section 14(a) of
                   the Securities Exchange Act of 1934

             IN ACCORDANCE WITH RULE 201 OF REGULATION S-T,
              THIS PROXY STATEMENT IS BEING FILED IN PAPER
              PURSUANT TO A TEMPORARY HARDSHIP EXEMPTION.


Filed by the Registrant                      [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule
        14a-12

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                        Logic Devices Incorporated
              (Name of Registrant as Specified In Its Charter)

  (Name of Person Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
    6(i)(1), 14a-6(j)(2), or Item 22(a)(2) of Schedule 14a.

[ ] $500 per each party to the controversy pursuant to Exchange
    Act Rule 14a-6(i)(3)

[ ] Fee computed on table below per Exchange Act Rule 14-a-
    6(i)(4) and 0-11

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrant statement number, or the Form or Schedule and the date of its filing.

                         LOGIC DEVICES INCORPORATED
                           628 East Evelyn Avenue
                         Sunnyvale, California 94086



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 13, 1995


NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of
Logic Devices Incorporated, a California corporation (the
"Company"), will be held at the offices of Logic Devices
Incorporated, 628 East Evelyn Avenue, Sunnyvale, California
94086, on June 13, 1995 at 1:30 p.m., local time, for the following purposes:

     1.   To elect a Board of Directors;

     2. To ratify the issuance of warrants to the non-employee members of the Board of Directors; and

     3. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 18, 1995, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                       By Order of the Board of Directors,



                                       TODD J. ASHFORD
                                       Secretary

Sunnyvale, California
May 8, 1995





THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                LOGIC DEVICES INCORPORATED
                  628 East Evelyn Avenue
                Sunnyvale, California 94086

                      PROXY STATEMENT

              ANNUAL MEETING OF SHAREHOLDERS

                       June 13, 1995

                        INTRODUCTION

     The accompanying Proxy is solicited by the Board of Directors (the "Board") of Logic Devices Incorporated, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and at any adjournments thereof. The Company's principal executive offices are located at 628 East Evelyn Avenue, Sunnyvale, California 94086, and its telephone number is (408) 737-3300. Shareholders of record at the close of business on April 18, 1995 are entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying Proxy are being mailed to shareholders on or about May 8, 1995.


                         THE MEETING


     On April 18, 1995, there were issued and outstanding 4,855,417 shares of common stock, no par value ("Common Stock"), held by approximately 778 holders of record. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, except for the election of directors in which holders of Common Stock may cumulate their votes.

     The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a majority of the outstanding shares of Common Stock represented and voting at the meeting, in person or by proxy, (which shares voting affirmatively also constitute at least a majority of the quorum) will be necessary for the taking of all action which may properly come before the meeting. Abstentions are considered present at the Annual Meeting and counted in determining whether a quorum is present. Shares represented by broker non-votes will be considered present at the Annual Meeting and will be counted in determining whether a quorum is present. With respect to all matters, abstentions and broker non-votes will not be counted in determining the number of shares voted for or against any proposal.

     Shareholders are permitted to vote cumulatively in the election of directors, and the candidates receiving the highest number of affirmative votes will be elected. Cumulative voting entitles each shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder and permits each shareholder to cumulate such votes for one candidate or distribute such votes among the candidates in such proportion as the shareholder may determine. In order to vote cumulatively a shareholder must give notice of his intention to cumulate votes by proxy or at the meeting, and all candidates must be placed in nomination prior to the voting. After any shareholder has properly given such notice, every shareholder will be entitled to cumulate his votes in the election of directors.

     The named proxies do not intend to give notice of their intention to cumulate their votes, but they may elect to do so in the event of a contested election or any other unexpected circumstances. Discretionary authority to cumulate votes is being solicited hereby, including the authority to cumulate votes for all or fewer than all of the nominees, in the discretion of the persons named as proxies. See "Election of Directors."


Proxies and Proxy Solicitation

     All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated, the proxies will be voted for the election of each nominee named below under "Election of Directors" in such cumulative proportions as the
proxies determine, in their sole discretion.   If any other
matters are properly presented at the meeting for action, which is not presently anticipated, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company), or if a shareholder is present at the meeting, he may elect to vote his shares personally.

     In addition to solicitation by mail, certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegram. The Company will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock which are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                   ELECTION OF DIRECTORS

     At the meeting, a Board of four Directors is to be elected. Due to the retirement of the Company's Senior Vice President and concurrent resignation of such individual from the Board, there is currently one vacancy on the Board. The Board is interested in considering qualified candidates, and shareholders are invited to write to the Board regarding potential candidates. See "Election of Directors--Information Concerning the Board of Directors." Each director elected at the meeting will hold office until the next annual meeting of shareholders of the Company or until his respective successor is duly elected and qualified. See "The Meeting."

     The Board has nominated and it is the intention of the persons named as proxies in the enclosed proxy, unless otherwise instructed, to vote for the election of the nominees named below, each of whom has consented to serve as a director if elected. All of the nominees have previously served as directors of the Company. The proxies solicited hereby will not be voted for a greater number of persons than the number of nominees named.

Information Concerning Nominees for Election as Directors

The following information is furnished with respect to each nominee:



                      Year
                      First   Principal Occupation
Nominee          Age  Elected Other Directorships (1)

Howard L. Farkas  71  1983    Mr. Farkas is Chairman of the Board of the
                              Company and has been a director since
                              1983. Mr. Farkas has been part owner of and a broker with Farkas Group, Inc., a commercial real estate company, since
                              1981. He has been a business advisor to Mr. S.A. Hellerstein, trustee of the Farkas Trusts, and Mr. Hellerstein's predecessor as Trustee, since 1964. He serves as a director of Synthetech, Inc., Power Cell, Inc. and Acquisition
                              Industries, Inc.  Mr. Farkas is a vice
                              president of G.A.S. Corp., a privately
                              held corporation which serves as the
                              corporate general partner of Gas
                              Acquisition Services Limited Partnership.
                              On June 27, 1990, such limited partnership sought protection under Chapter 11 of the federal bankruptcy laws. On September 23, 1992, Mr. Farkas filed for personal protection under Chapter 7 of the federal bankruptcy laws.

William J. Volz   47  1983    Mr. Volz is a founder of the Company and
                              has been a director since its inception.
                              Mr. Volz has been President and principal
                              operating officer of the Company since
                              December 1987.    He served as the
                              Company's Vice President of Engineering
                              from August 1983 to December 1987.

Burton W. Kanter  64  1983    Mr. Kanter has served as a director of the
                              Company since 1983.  He is Chief Executive
                              Officer of Walnut Capital Corp., a private venture capital firm and small business investment company. He is of counsel to the law firm of Neal Gerber & Eisenberg in Chicago. He serves as a director of HealthCare COMPARE Corp., Scientific
                              Measurement Systems, Inc., Channel America
                              LPTV Holdings, Inc. and PowerCell-Inc.

Albert Morrison, Jr 56 1983   Mr. Morrison has served as a director of
                              the Company since 1983 and has been
                              President of Morrison Brown Argiz &
                              Company, P.C., a certified public
                              accounting firm in Miami, Florida, since
                              1969.

(1) Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or directorships of issuers registered as investment companies under the Investment Company Act of 1940 are listed in the above table.


Information Concerning the Board of Directors

     The Board has an Audit Committee and a Compensation
Committee. Presently, the members of the Audit Committee are Howard L. Farkas, Burton W. Kanter and Albert Morrison, Jr., and the members of the Compensation Committee are Howard L. Farkas, William J. Volz and Burton W. Kanter.

     The functions of the Audit Committee include reviewing the independence of the Company's independent auditors, recommending to the Board the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, reviewing the scope and adequacy of internal accounting controls and directing and supervising special investigations. The Audit Committee held one meeting during fiscal 1994. All members of the Audit Committee were present at the meeting

     The functions of the Compensation Committee include reviewing and making recommendations to the Board with respect to the compensation of officers and other employees of the Company and establishing employee benefit programs. The Compensation Committee held one meeting during fiscal 1994. All members of the Compensation Committee were present at the meeting.

     The Board has not designated a Nominating Committee; rather, the Board as a whole performs the functions which would otherwise be delegated to such committee. In recommending board candidates, the Board seeks individuals of proven judgement and competence and considers such factors as anticipated participation in Board actions, education, geographic location and special talents or attributes. Shareholders who wish to suggest qualified candidates should write to the Board stating in detail the qualifications of such persons for consideration.

     The Board held three meetings during fiscal 1994. All members of the Board attended each meeting during the year except for Mr. Morrison who attended only one of the meetings personally and participated in one of the other meetings by conference telephone call.


Directors and Executive Officers

The following is a list of the directors and executive officers of the Company as of December 31, 1994, all of whom are elected annually:

                                   Positions Held
     Name                Age       With the Company

     William J. Volz     47        President
                                   Director

     Todd J. Ashford     38        Chief Financial Officer
                                   Secretary

     Antony Bell         56        Vice President/Technology

     William Jackson     46        Vice President/Manufacturing

     Howard L. Farkas    71        Chairman of the Board

     Burton W. Kanter    64        Director

     Albert Morrison, Jr.56        Director



     Mr. Volz is a founder of the Company. He has served as a director since its inception and has been the President of the Company since December 1987. Mr. Volz served as the Company's Vice President of Engineering from 1983 to 1987. He was previously employed by Texas Instruments, Inc., Mostek Corporation, and E-Systems, Inc.

     Mr. Ashford joined the Company in 1984 as Director of Finance and Administration. Since 1985, Mr. Ashford has served as the Company's Chief Financial Officer. Mr. Ashford was previously employed by W.R. Grace & Company, Inc.

     Mr. Bell joined the Company in 1988 as Vice President of
Technology. From August 1987 to 1988, Mr. Bell served as a consultant to the Company. Mr. Bell was previously employed by ECAD, Inc., and VLSI Design Associates.

     Mr. Jackson joined the Company in 1990. Before joining the Company, Mr. Jackson held various engineering and management positions at Advanced Micro Devices ("AMD") and Monolithic
Memories Inc. ("MMI").   Prior to AMD and MMI, he was employed by
Raytheon Corporation, Litronix Corporation, and Western Electric. Mr. Jackson was appointed Vice President of Manufacturing in 1992.

     Mr. Farkas is Chairman of the Board of the Company and has been a director since 1983. Mr. Farkas has been part owner of and a broker with Farkas Group, Inc., a commercial real estate company, since 1981. He has been a business advisor to Mr. S. A. Hellerstein, trustee of the Farkas Trusts, and Mr. Hellerstein's predecessor since 1964. He serves as a director of Synthetech, Inc., Power Cell, Inc. and Acquisition Industries, Inc. Mr. Farkas is vice president of G.A.S. Corp., a privately held corporation which serves as the corporate general partner of Gas Acquisition Services Limited Partnership. On June 27, 1990, such limited partnership sought protection under Chapter 11 of the federal bankruptcy laws. On September 22, 1992, Mr. Farkas filed for personal protection under Chapter 7 of the federal bankruptcy laws.

     Mr. Kanter has served as a director of the Company since 1983. He is the Chief Executive Officer and a director of Walnut Capital Corp., a private venture capital firm and small business investment company, and a director of Walnut Financial Services, Inc., the parent of Walnut Capital Corp. He is of counsel to the law firm of Neal Gerber & Eisenberg in Chicago. He serves as a director of HealthCare COMPARE Corp., Scientific Measurement Systems, Inc., Channel America LPTV Holdings, Inc. and PowerCell-Inc.

     Mr. Morrison has served as a director since 1983 and has been President of Morrison Brown Argiz & Company, P.C., a certified public accounting firm in Miami, Florida, since 1969.

           RATIFICATION OF DIRECTOR WARRANT GRANTS

     On February 15, 1995, the three non-employee directors were granted warrants to purchase an aggregate of 220,000 shares of the Company's Common Stock. The exercise price is $2.5625 per share which is the last reported transaction price on the grant date. Mr. Farkas and Mr. Kanter each received warrants to purchase 100,000 shares of the Company's Common Stock for their services as directors and members of the Board's Executive Committee and Mr. Morrison received warrants to purchase 20,000 shares of the Company's Common Stock for his services as an
outside director to the Company's Board of Directors.   The
warrants were approved at a meeting of the Board of Directors on February 15, 1995. Mr. Volz was not present at the meeting.

     Given that these individuals are long-standing members of the Board of Directors and Messrs. Farkas and Kanter are long-standing member of the Executive Committee and have received no compensation in their capacities as such in over ten years, it was believed appropriate to grant them warrants to purchase the Company's stock based on the stock's last reported transaction price on the date of grant. In this fashion, the value of the warrants, and therefore , the interests of the warrantholders, are tied to the performance of the stock. It is believed that such arrangements serve to reinforce the goals of furthering shareholder objectives through enhancement of stock value.

     Ratification of the warrant grants to the non-employee directors requires the affirmative vote of a majority of the shares represented, whether in person or by proxy, and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the quorum). The Directors recommend that shareholders vote FOR the ratification of the warrant grants to the non-employee directors, and it is the intention of the persons named as proxies in the enclosed proxy, unless otherwise instructed, to vote for ratification.

     The warrants have a duration of five years and expire on February 15, 2000. The warrants as well as the shares of Common Stock issuable upon exercise of the warrants will constitute restricted securities for purposes of the Securities Act of 1933, as amended (the "Act"), and cannot be sold or otherwise transferred in the absence of registration under the Act and all other applicable securities laws unless an exemption from the registration provisions of the Act and all other applicable securities laws is available and the Company receives a satisfactory opinion of counsel as to such exemption. The Company has granted the holders of the warrants certain registration rights whereby the holders of a majority of the shares of Common Stock issued or issuable to the holders upon exercise of the warrants can request that the Company register the securities at Company expense. Such demand right must be exercised on or prior to February 15, 2000. The warrantholders also have the right to "piggyback" onto certain other registrations proposed or undertaken by the Company; provided, however, that they have agreed not to participate in any registration requested by the holders of shares of Common Stock issued to Star Semiconductor Corporation ("Star") as part of an acquisition by the Company of certain of the assets of Star unless otherwise agreed by the holders of a majority of the shares issued to Star.

     In the event the Company issues any shares of its Common Stock for a consideration per share less than the exercise price of the warrants issued to the non-employee directors, the terms of the warrants provide for an adjustment of the exercise price to such issuance price. Comparable adjustments are made in the event of the issuance of options or convertible securities where the price per share for which the Common Stock is issuable upon the exercise of the options or conversion of the securities is less than the exercise price in effect immediately prior to the option grant or convertible securities issuance. Notwithstanding the foregoing, no exercise price adjustment will be made in the case of up to 250,000 shares issuable pursuant to employee stock option plans and 75,000 shares which have been issued to Star.

     In paying the exercise price , a warrantholder may utilize any one or more of the following options: (a) cash payment, (b) offset of the other amounts owed to the holder by the Company,
(c) delivery of stock certificates evidencing shares of the Company's Common Stock with a value (based on the average of the closing bid and ask price for the Company's Common Stock over the five trading days immediately preceding delivery) equal to the exercise price or (d) on a "net issuance" basis. "Net issuance" allows purchase without cash and takes into account the value of the shares (determined as set forth in (c) of the preceding sentence) at the time the warrants are being exercised so as to reduce the number of shares received by the holder. For instance, if the value of the shares is three times the exercise price, the holder will receive two-thirds of the shares for which the warrant is exercised and will in essence surrender the remaining one-third to the Company in payment of the exercise price.

      SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS

     The following table sets forth, as of April 17, 1995,
certain information concerning the beneficial ownership of Common
Stock and Preferred Stock by each shareholder known by the
Company to be the beneficial owner of more than 5% of either the
Common Stock or Preferred Stock by each director and nominee, by each non-director executive officer and by all executive officers and directors as a group. The persons named in the table have sole voting and investment power with respect to the shares owned by them subject to community property laws where applicable and the information contained in the footnotes to this table.
                                             Beneficial
                                                Share        Percentage
Name and Address                             Ownership(1)
Ownership(1)(2)
Common Stock:
    5% Shareholders:
     Howard L. Farkas                       1,468,840(3)        29.1%
          5460 South Quebec Street
          Suite 300
          Englewood, CO 80111
     S.A. Hellerstein
        Trustee of the Farkas Trusts(4)     1,368,840(4)        27.7%
          1139 Delaware Street
          Denver, CO 80204
     Burton W. Kanter                       1,325,890 (5)       26.4%
          2 North LaSalle Street
          Tenth Floor
          Chicago, IL 60602
     Solomon A. Weisgal
        Trustee of the Bea Ritch Trusts (6)   602,513(6)        12.2%
          9795 South Dixie Highway
          Miami, FL 33156
     Windy City, Inc.(7)                      620,000           12.8%
          8000 Tower Crescent Drive
          Suite 1070
          Vienna, Virginia  22182
     William J. Volz                          282,206(8)         5.8%
          628 East Evelyn Avenue
          Sunnyvale, CA 94086
    Directors Not Disclosed Above:
     Albert Morrison, Jr.                      20,877(9)         0.4%
          9795 South Dixie Highway
          Miami,  FL  33156
    Non-Director Executive Officers:
     William  Jackson                          10,882(10)        0.2%
          628 East Evelyn Avenue
          Sunnyvale, CA  94086
     Antony Bell                               29,072(11)        0.6%
          628 East Evelyn Avenue
          Sunnyvale,  CA  94086
     Todd J. Ashford                            6,994(12)        0.1%
          628 East Evelyn Avenue
          Sunnyvale,  CA  94086

All Executive Officers and Directors
 as a Group (7 Persons)                     3,142,261(3)(5)(13)  59.7%


(1) Assumes the exercise of any warrants or options held by such person, but not the exercise of any other person's warrants or options.

(2) Assumes 4,855,417 shares of Common Stock outstanding as of April 17, 1995.

(3) Includes the 1,280,962 shares of Common Stock reflected in the table as held of record by Mr. Hellerstein, as Trustee of the Farkas Trusts, the beneficiaries of which consist of Mr. Farkas and members of his family, 75,045 shares issuable to Mr. Hellerstein (as Trustee) upon exercise of certain warrants ("Warrants") issued pursuant to a loan extension (see "Certain Transactions"), 12,833 issuable to the Farkas Trusts upon conversion of the Preferred Stock and 100,000 shares of Common Stock issuable to Mr. Farkas upon exercise of certain warrants issued to him. See "Ratification of Director Warrant Grants." Mr. Farkas disclaims any beneficial ownership of the shares held by or issuable to Mr. Hellerstein, as Trustee of the Farkas Trusts.

(4) Consists of 15 irrevocable trusts administered by Mr. Hellerstein, an independent Trustee, the beneficiaries of which consist of Mr. Farkas and members of his family. Included is 75,045 shares of Common Stock that can be purchased upon exercise of the Warrants.
(5) Includes the 527,558 shares of Common Stock reflected in the table as held of record by Mr. Weisgal, as Trustee of the Bea Ritch Trusts, the beneficiaries of which consist of members of the family of Mr. Kanter, but do not include Mr. Kanter, 74,955 shares issuable to Mr. Weisgal (as Trustee) upon exercise of the Warrants, 620,000 shares of Common Stock held by Windy City, Inc., 877 shares of Common Stock which Mr. Kanter owns individually, 2,500 which he owns through an SEP and 100,000 shares of Common Stock issuable to Mr. Kanter upon exercise of certain warrants issued to him. See "Ratification of Director Warrant Grants." Mr. Kanter disclaims any beneficial ownership interest in the shares of stock held by or issuable to Mr. Weisgal as Trustee of the Bea Ritch Trusts or Windy City, Inc.

(6) Consists of 25 irrevocable trusts administered by Mr. Weisgal, an independent Trustee, the beneficiaries of which consist of members of the family of Mr. Kanter, but do not
     include Mr. Kanter.   Included are 74,955 shares of Common
     Stock that can be purchased through the Warrants.   Mr.
     Weisgal disclaims any beneficial ownership to 7,495 shares which are held for the benefit of Mr. Kanter's two brothers.

(7)  The shareholders of Windy City, Inc. include Mr. Weisgal, as
     Trustee of the Bea Ritch Trusts. Mr. Weisgal disclaims any beneficial ownership of the shares of the Company's common
     Stock held by Windy City, Inc.

(8) Such beneficial share ownership also reflects an aggregate of 9,280 shares of Common Stock allocated to the ESOP account of Mr. Volz.

(9)  Includes 20,000 shares of Common Stock issuable to Mr.
     Morrison upon exercise of certain warrants issued to him.
     See "Ratification of Director Warrant Grants."

(10) Such beneficial share ownership reflects an aggregate of 5,882 shares of Common Stock allocated to the ESOP account of Mr. Jackson and 5,000 shares of exercisable options of Common Stock.

(11) Such beneficial share ownership reflects an aggregate of 9,072 shares of Common Stock allocated to the ESOP account of Mr. Bell and 20,000 shares of exercisable options of Common Stock.

(12) Such beneficial share ownership reflects an aggregate of 6,994 shares of Common Stock allocated to the ESOP account of Mr. Ashford.

(13) Such beneficial share ownership reflects an aggregate of 31,288 shares of Common Stock allocated to the ESOP accounts for this group, exercisable warrants to purchase 220,000 shares of Common Stock and 25,000 shares of exercisable options of Common Stock for this group.


                                     Beneficial
                                       Share         Percentage
Name and Address                     Ownership(1)    Ownership(1)(2)
Preferred Stock:

     Howard L. Farkas                    77(1)         100%
          5460 South Quebec Street
          Suite 300
          Englewood, CO 80111
     S.A. Hellerstein
        Trustee of the Farkas Trusts     77            100%
          1139 Delaware Street
          Denver, CO 80204


(1) Includes all of the shares of Preferred Stock reflected in the Table as held of record by Mr. Hellerstein as Trustee of the Farkas Trusts. Mr. Farkas disclaims any beneficial ownership of the shares held by or issuable to Mr.
     Hellerstein, as Trustee of the Farkas Trusts.




     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and Directors and persons who own more than 10% of the Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the Company's shares of Common Stock are traded. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms furnished to the Company, the Company is not aware that any of its directors and executive officers or 10% shareholders failed to comply with the filing requirements of
Section 16(a) during the period commencing January 1, 1994 through December 31, 1994 or prior fiscal years.

      COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

     Furnished below is information with respect to compensation paid or accrued for services in all capacities during the twelve months ended December 31, 1994, to the Company's most highly paid executive officers serving at the end of 1994 whose total annual salary and bonus exceed $100,000:




                  Annual Compensation   Long-Term Compensation
Name and Principal                           Securities         All Other
Position         Year   Salary(1)  Bonus  Underlying Options  Compensation (2)

William J. Volz  1992  $126,996       -             -                    -
President,       1993   131,904       -             -                    -
CEO              1994   121,177       -             -                    -

William Jackson  1992    94,683       -             -                    -
Vice President,  1993   106,886       -         20,000                   -
Manufacturing    1994   102,503       -         20,000                   -

Antony Bell      1992   107,923  $151,855           -                    -
Vice President   1993   113,348    72,673           -                    -
of Technology    1994   164,555       -             -                    -

Todd J. Ashford  1992    89,477       -             -                $6,000
Chief Financial  1993   105,001       -             -                 6,000
Officer          1994   107,431       -             -                 6,000



(1) Includes compensation as the result of distributions of stock under the Company's ESOP valued at market price at the time of distribution.

(2)  Includes compensation consisting of automobile allowances.




Aggregated Option Exercises and Fiscal Year-End Option Value Table

     The following table provides information related to the number of stock options exercised during 1994, the number of exercisable and unexercisable options held at December 31, 1994, and the year-end value of exercisable and unexercisable options held at December 31, 1994.

                                                               Value of
                                 Number of Securities         Unexercised
                                      Underlying             In-the-Money
          Shares                 Unexercised  Options           Options
         Acquired     Value
Name    on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable

A. Bell        -         -       20,000          -         $45,000         -
W. Jackson  20,000   $90,938     10,000          -         $16,250         -



Compensation of Directors

     Directors did not receive any compensation during 1994 or the previous ten years for either their services as directors or for their services on the various Board committees. Officers of the Company, who are also directors, received no additional compensation during 1994 or the previous ten years for either their services as directors or for their services on the various Board committees. As discussed under "Ratification of Director Warrant Grants", the three non-employee directors were granted on February 15, 1995 warrants to purchase an aggregate of 220,000 shares of the Company's Common Stock at an exercise price of $2.5625 per share (the last reported Nasdaq transaction price on February 15, 1995).

Employment Contracts

     The Company currently has no employment agreements with any of its employees.

Other

     The Company had no long term incentive plans as of December 31, 1994 and there were no option grants during 1994 to executive officers serving at the end of 1994. Mr. James McAllister, who served as Senior Vice President and Director, retired in August of 1994 and, as part of his retirement, was granted options to purchase 25,000 shares of Common Stock at fair market value at the time of his retirement.

                    CERTAIN TRANSACTIONS

     Various trusts consisting of 15 separate irrevocable trusts administered by S.A. Hellerstein, the beneficiaries of which consist of Mr. Howard Farkas, the Company's Chairman of the Board, and members of his family (the "Farkas Trusts") and 25 separate irrevocable trusts administered by Solomon A. Weisgal, the beneficiaries of which consist of members of the family of Mr. Burton Kanter, a director of the Company, but do not include Mr. Kanter (the "Bea Ritch Trusts" and, collectively with the Farkas Trusts, the "Trusts") have loaned various amounts to the Company and, in December of 1987, entered into an agreement with the Company pursuant to which the unpaid principal and all accrued but unpaid interest on loans from the Trusts (or their assignors) to the Company were consolidated into a single loan (the "Shareholder Loan") having an original principal balance as of December 31, 1987 of $3,367,913. The Bea Ritch Trusts hold a 49.97% undivided interest in the Shareholder Loan (10% of such 49.97% is held for the benefit of Carl Kanter and Gerald Kanter, brothers of Burton W. Kanter) with the remaining 50.03% interest held by the Farkas Trusts. The entire unpaid principal balance of the Shareholder Loan and all accrued but unpaid interest thereunder initially was due and payable in full on or before March 31, 1991.

     In January 1991, the Company commenced renegotiation of the terms of the Shareholder Loan. As a result of such negotiations, the Trusts agreed to extend the maturity date of such obligations to July 1, 1993, subject to earlier acceleration in the event of a default under the Shareholder Loan or the Company's obligations to other lenders, the Company becomes insolvent or other similar events occur. In consideration of the Trusts' forbearance, the Company agreed, subject to various terms and conditions, to enter into a Loan Extension and Warrant Purchase Agreement (the "Loan Extension Agreement") with the Trusts.

     Under the terms of the Loan Extension Agreement, the Company has agreed to: (a) pay interest on the unpaid principal balance of the Shareholder Loan at an annual rate of 12.5% per annum, (b) pay principal in the amount of $50,000 per calendar quarter commencing June 30, 1991, (c) make a $200,000 principal payment at the time the Company finalized arrangements regarding a new banking relationship then under discussion and (d) make a final principal payment on the maturity date of July 1, 1993. The Company entered into the new banking relationship in May 1991 and made the required $200,000 principal payment. As of March 15, 1995, the Company was current with all the $50,000 quarterly payments.

     Under the terms of the Loan Extension Agreement, if the Shareholder Loan was not paid in full prior to July 1, 1992, the Company agreed to issue the Trusts warrants ("Warrants") to purchase up to 120,000 shares of the Company's Common Stock for an aggregate price of $1,200. The exercise price of the Warrants is $3.45 per share (120% of the March 31, 1991 closing bid price of $2.875). The aggregate number of shares of the Company's Common Stock that can be purchased upon exercise of the Warrants increased by 2,500 for each full month prior to July 1, 1993, that the Shareholder Loan remained outstanding up to a maximum increase of 30,000 shares. The Warrants are exercisable at the option of the Trusts until March 1, 1996. The Shareholder Loan was not paid in full prior to July 1, 1992, and is still outstanding. As of March 15, 1995, Warrants to purchase an aggregate of 150,000 shares of Common Stock had been issued pursuant to the Loan Extension Agreement. The shares underlying the Warrants have been registered under the Securities Act, but none of the Warrants had been exercised as of March 15, 1995.

     The Shareholder Loan was due and payable on July 1, 1993 but the Company and the Trusts extended the maturity date to March 31, 1995 pursuant to the terms of a First Amendment to the Loan Extension Agreement and have further extended the maturity date to March 31, 1996 pursuant to the terms of a Second Amendment to the Loan Extension Agreement. The principal amount of the Shareholder Loan as of April 15, 1995, was $813,913.
     The Shareholder Loan is secured by a blanket first priority lien in the Company's assets and the proceeds thereof, subject, under certain circumstances, to subordination by the Trusts in favor of certain other lenders (including the Company's current banking lender) to the Company.

  See "Ratification of Directors Warrant Grants" for discussion of the terms of certain warrant grants to non-employee members of the Board of Directors.

     Any future transactions with the Company's officers, directors or principal shareholders, or any of their affiliates, will be on the terms the Board of Directors believe to be no less favorable to the Company than those that could be obtained from an unrelated third party in an arms-length transaction.


                        ACCOUNTANTS

     The firm of Meredith Cardozo was the Company's principal accountants for the fiscal year ended December 31, 1994 and has been selected to examine the financial statements of the Company for 1995. A representative of Meredith Cardozo is expected to attend the meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.


           1996 ANNUAL MEETING OF SHAREHOLDERS

     Any proposals of shareholders intended to be personally presented at the 1996 Annual Meeting of Shareholders must be received by the Secretary of the Company for inclusion in the Company's Proxy Statement and form of Proxy no later than December 31, 1995. Any such proposals will be subject to the proxy rules adopted under the Securities Exchange Act of 1934, as amended.